As filed with the Securities and Exchange Commission on February 11, 1997

                                                                         333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                        Davel Communications Group, Inc.
             (Exact Name of Registrant as Specified in its Charter)

               Illinois                              37-1064777
     (State or Other Jurisdiction       (I.R.S. Employer Identification No.)
   of Incorporation or Organization)

        1429 Massaro Boulevard
            Tampa, Florida                              33619
(Address of Principal Executive Offices)             (Zip Code)

               Davel Communications Group, Inc. Stock Option Plan
                            (Full Title of the Plan)

                               Mr. Robert D. Hill
                        Davel Communications Group, Inc.
                             1429 Massaro Boulevard
                              Tampa, Florida 33619
                     (Name and Address of Agent For Service)

                                 (813) 623-3545
          (Telephone Number, Including Area Code, of Agent For Service)


                                   Copies to:
                         Mr. Theodore C. Rammelkamp, Jr.
                        Davel Communications Group, Inc.
                              601 W. Morgan Street
                          Jacksonville, Illinois 62651
                                 (217) 243-4391

                         CALCULATION OF REGISTRATION FEE


==========================================================================================
                                        Proposed           Proposed Maximum    Amount of
Title of Securities  Amount to be    Maximum Offering    Aggregate Offering  Registration
  to be Registered    Registered     Price Per Share(1)       Price(1)           Fee
------------------------------------------------------------------------------------------
Common Stock ($.01
per share
par value)........   500,000 Shares      $17.50(2)          $8,750,000(2)      $2,651.51
==========================================================================================

(1)  Estimated solely for the purpose of calculating the registration fee.
(2)  Pursuant  to Rule  457(h)(1),  computed  on the basis of the average of the high and low prices of the  Registrant's  Common  Stock as  reported on the
     Nasdaq National Market on February 7, 1997.
==========================================================================================

                    STATEMENT OF INCORPORATION BY REFERENCE

     The contents of the Form S-8 Registration Statement for the Davel Communications Group, Inc. Stock Option Plan (File No. 33-83244), filed by the registrant with the Securities and Exchange Commission on August 25, 1994, are incorporated herein by reference as if set forth in their entirety herein.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on this 11th day of February, 1997.

                                    DAVEL COMMUNICATIONS GROUP, INC.


                                    By:   /s/ Robert D. Hill
                                          Name:  Robert D. Hill
                                          Title: Chief Executive Officer


                               POWER OF ATTORNEY

        Each person whose signature appears below hereby constitutes and appoints David R. Hill and Robert D. Hill, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned and to file the same, with all exhibits thereto, in any and all capabilities, to sign any and all amendments and any registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended (including post-effective amendments thereto and other documents in connection therewith), with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in their respective capacities on this 11th day of February, 1997.

Signature                                         Title
---------                                         -----


/s/ David R. Hill                            Chairman of the Board
David R. Hill


/s/ Robert D. Hill                           President, Chief Executive
Robert D. Hill                               Officer and a Director


/s/ Paul B. Demirdjian                       Senior Vice-President of
Paul B. Demirdjian                           Operations and a Director


/s/ Michael E. Hayes                         Senior Vice-President, Chief
Michael E. Hayes                             Financial Officer and a Director


/s/ Michael G. Kouri                         Senior Vice-President of
Michael G. Kouri                             Development and Finance
                                             and a Director


/s/ Theodore C. Rammelkamp, Jr.              Senior Vice-President, General
Theodore C. Rammelkamp, Jr.                  Counsel and a Director


/s/ Glen E. Barber                           Director
Glen E. Barber


/s/ Thomas M. Vitale                         Director
Thomas M. Vitale


/s/ A. Jones Yorke                           Director
A. Jones Yorke

                                 EXHIBIT INDEX


Exhibit                                                               Sequential
Number                      Description of Exhibit                   Page Number
-------                     ----------------------                   -----------

5                   Opinion of Theodore C. Rammelkamp, Jr.......

10                  Davel Communications Group, Inc. Stock
                    Option Plan, as amended.....................

23.1                Consent of Kerber, Eck & Braeckel...........

23.2                Consent of Theodore C. Rammelkamp, Jr.
                    (included in the opinion filed as Exhibit
                    5 hereto)...................................

24                  Power of Attorney (included on the
                    signature page to this Form S-8
                    Registration Statement).....................

                                                                     EXHIBIT 5

                               February 11, 1997




Davel Communications Group, Inc.
1429 Massaro Boulevard
Tampa, Florida  33619

Ladies and Gentlemen:

           I am the Senior Vice President and General Counsel of Davel Communications Group, Inc. (the "Company") and have acted as counsel for the Company in connection with the registration under the Securities Act of 1933, as amended, of 500,000 shares of its Common Stock, $.01 par value per share (the "Shares"), to be offered pursuant to the Davel Communications Group, Inc. Stock Option Plan (the "Plan"). In connection therewith, I have examined or am otherwise familiar with the Company's Certificate of Incorporation, the Company's By-Laws, the Plan, the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to the Shares, each as amended to date, relevant resolutions of the Board of Directors of the Company, and such other documents and instruments as I have deemed necessary for the purposes of this opinion.

           I have assumed the authenticity and completeness of all records, certificates and other instruments submitted to me as originals, the conformity to original documents of all records, certificates and other instruments submitted to me as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to me as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that I have examined.

           Based upon the foregoing, I am of the opinion that the Shares are duly authorized for issuance and when issued in accordance with the provisions of the Plan will be legally issued, fully paid and non-assessable shares of the Company.

           I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                         Sincerely,



                         /s/ Theodore C. Rammelkamp, Jr.
                         Theodore C. Rammelkamp, Jr.
                         Senior Vice President & General Counsel

                                                                    EXHIBIT 10

              DAVEL COMMUNICATIONS GROUP, INC. STOCK OPTION PLAN
            (As Amended and Restated, Effective as of July 1, 1996)

      1. Purpose. The Davel Communications Group, Inc. Stock Option Plan was established by Davel Communications Group, Inc., an Illinois corporation (the "Company"), to secure for the Company and its stockholders the benefits arising from capital ownership by those key employees of the Company and its Subsidiaries (as defined below) who will be responsible for its future growth and continued success. The Plan is intended to provide a means whereby such individuals may acquire shares of common stock of the Company ("Shares"). The following provisions constitute an amendment, restatement and continuation of the Plan as in effect immediately prior to July 1, 1996, the "Effective Date" of the Plan as set forth herein. The term "Subsidiary" means each corporation of which the Company owns directly or indirectly at least 50% of the total combined voting power of all classes of stock entitled to vote.

      2. Administration. The authority to manage and control the operation and administration of the Plan shall be vested in a Committee (the "Committee") consisting of 2 or more members of the Board of Directors of the Company, who shall be appointed by, and may be removed by, such Board. Such members shall satisfy the requirements of a "disinterested director" or "non-employee director" whichever is then required for compliance with Rule 16b-3 issued under section 16 of the Securities Exchange Act of 1934, as amended, and of an "outside director" within the meaning of section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). In the absence of any such appointment or removal, the Committee shall consist of the Compensation Committee of the Board of Directors. Any interpretation of the Plan by the Committee and any decision made by the Committee on any matter within its discretion is final and binding on all persons. No member of the Committee shall be liable for any action or determination made with respect to the Plan.

     3. Participation. Subject to the terms and provisions of the Plan, the Committee shall determine and designate, from time to time, the key employees ("Participants") of the Company and its Subsidiaries to whom options or Share Awards (as described in paragraph 6) are to be granted and the number of shares to be optioned or granted to each Participant.

      4. Shares Subject to the Plan. Subject to the provisions of paragraph 12, the aggregate number of Shares for which awards may be granted under the Plan shall not exceed 1,000,000 Shares. If, as to any number of Shares, any award granted pursuant to the Plan shall expire or terminate for any reason without the issuance of Shares, such number of Shares shall again be available for awards under the Plan. The number of Shares underlying options which may be awarded to any individual Participant in any 12-month period shall not exceed 200,000 Shares.

     5. Awards of Options. Option awards under the Plan shall be subject to the following provisions of this paragraph 5.

     (a) Option Price. The price at which the Shares may be purchased pursuant to the exercise of an option under the Plan shall be fixed by the Committee on the date the option is granted; provided, however, that the purchase price of a Share under an option shall not be less than the par value of such Share.

     (b) Option Expiration Date. The "Expiration Date" with respect to an option or any portion thereof granted to a Participant under the Plan means the date established by the Committee at the time of the grant, but in no event later than the date that is ten years after the date on which the option is granted. All rights to purchase Shares pursuant to an option shall cease on the option's Expiration Date, subject to earlier termination as provided herein. If the Participant's employment with the Company and the Subsidiaries terminates for any reason, his or her option may not be exercised after the date of such termination of employment, except to the extent the Committee permits exercise after such date, but in any case no later than the Expiration Date.

     (c) Exercise of Options. Each option shall be exercisable at such time or times as shall be determined by the Committee at the time the option is granted or at such earlier times as the Committee shall subsequently determine. A Participant may exercise an option by giving written notice thereof prior to the option's Expiration Date to the Chief Executive Officer of the Company at the Company's corporate headquarters. Such notice shall specify the number of Shares being purchased and be accompanied by the full purchase price therefor, together with the amount of any required state or federal withholding taxes. Such purchase price and withholding taxes shall be paid in cash, by tender of stock certificates in proper form for transfer to the Company representing Shares valued at the Fair Market Value (as defined in paragraph 7) of the Shares on the preceding day, in any combination of the foregoing, or in any other consideration then permitted by the Committee (including payment with a cashless exercise program under which, if so instructed by the Participant, Shares may be issued directly to the Participant's broker or dealer upon receipt of the option price in cash from the broker or dealer), provided that a Participant may make a written election to have Shares withheld by the Company from the Shares otherwise to be received in an amount sufficient to satisfy the applicable withholding taxes. The acceptance of any such election by a Participant shall be subject to guidelines established by the Committee.

Options granted under the Plan are not intended to qualify as incentive stock options under section 422 of the Code.

     6. Share Awards. A "Share Award" under the Plan is the grant of Shares to a Participant, the number and timing of which shall be determined by the Committee in its sole discretion. Share Awards shall be subject to the following:

      (a) During the Restricted Period (as described below), the Shares may not be sold, assigned, transferred, pledged or otherwise encumbered.

      (b) A certificate representing such Shares shall be registered in the name of the Participant and shall be deposited with the Company.

      (c) The Participant shall be treated as a shareholder with respect to the Shares, including the right to vote such Shares and receive dividends thereon.

The "Restricted Period" is the period beginning on the date that the Share Award is granted and ending on the earlier of the date established by the Committee which date shall be at least six months after the grant date or, if applicable, on the date the Shares are forfeited. To the extent that the Committee establishes terms and conditions with respect to the vesting of a Share Award (including conditions relating to continued employment or attainment of specified performance criteria) and such terms and conditions are not satisfied, the Shares subject to the Share Award shall be forfeited by the Participant. At the end of the Restricted Period with respect to any Shares which have not been forfeited, the certificate representing such Shares shall be transferred to the Participant (or the Participant's legal representative or heir) free of all restrictions.

     7. Fair Market Value. Subject to the provisions of paragraph 12, for all purposes of the Plan the "Fair Market Value" of a Share as at any date means the fair value of such Share determined in accordance with procedures established by the Committee.

      8. Compliance with Applicable Laws. Notwithstanding any other provision in the Plan, the Company shall have no liability to issue any Shares under the Plan unless such issuance would comply with all applicable laws and applicable requirements of any securities exchange or similar entity. Prior to the issuance of any Shares under the Plan, the Company may require a written statement that the recipient is acquiring the Shares for investment and not for the intention of distributing the Shares.

      9. Death of Participant. In the event of the death of a Participant, any options which the Participant was entitled to exercise on the date immediately preceding his death shall be exercisable by the person or persons to whom that right passes by will or by the laws of descent and distribution for a period of three months after the date of death. Any such exercise shall be by written notice thereof filed with the Chief Executive Officer of the Company at the Company's corporate headquarters prior to the option's Expiration Date.

      10. Transferability. Options under the Plan are not transferable except by will or by the laws of descent and distribution or, to the extent not inconsistent with the applicable provisions of the Code, pursuant to a qualified domestic relations order (as that term is defined in the Code). Options may be exercised during the lifetime of the Participant only by the Participant, and after the death of the Participant, only as provided in paragraph 9.

      11. Employment and Stockholder Status. The Plan does not constitute a contract of employment, and selection as a Participant will not give any employee the right to be retained in the employ of the Company or any Subsidiary. The grant of an award under the Plan shall not confer upon the holder thereof any right as a stockholder of the Company until such time as Shares are registered in his or her name. No person entitled to exercise any option granted under the Plan shall have any of the rights or privileges of a stockholder of record with respect to any Shares issuable upon exercise of such option until certificates representing such Shares have been issued and delivered. If the redistribution of Shares is restricted pursuant to paragraph 8, certificates representing such Shares may bear a legend referring to such restrictions.

      12. Adjustments to Number of Shares Subject to the Plan and to Option Terms. Subject to the following provisions of this paragraph 12, in the event of any change in the outstanding Shares by reason of any stock dividend, stock split, recapitalization, merger, consolidation, combination, exchange of shares or other similar corporate change, an appropriate and proportionate adjustment shall be made in the number and kind of Shares subject to the Plan and to options outstanding under the Plan. Any such adjustment in any outstanding option shall be made without change in the aggregate purchase price applicable to the unexercised portion of such option but with a corresponding adjustment in the price for each Share covered by such option as well as the adjustment in the number and kind of Shares mentioned above. Adjustments under this paragraph 12 shall be made by the Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. In no event shall the purchase price for a Share under an option be adjusted below the par value of such Share, nor shall any fraction of a Share be issued upon the exercise of an option.

      13. Agreement with Company. At the time of a grant of an award under the Plan, the Committee may require a Participant to enter into an agreement with the Company in a form specified by the Committee agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe.

     14. Term of Plan. Subject to earlier termination of the Plan in accordance with paragraph 15, no options or Share Awards may be granted under the Plan after August 1, 2003.

      15. Amendment and Termination of Plan. Subject to any approval of the stockholders of the Company which may be required by law, the Board of Directors of the Company may at any time amend, suspend or terminate the Plan. No amendment, suspension or termination of the Plan shall alter or impair any option or Share Award previously granted under the Plan without the consent of the holder thereof.

                                                                  EXHIBIT 23.1

KERBER, ECK & BRAECKEL LLP
Certified Public Accountants






                        Consent of Independent Auditors

      We have issued our reports dated March 20, 1996, accompanying the consolidated financial statements of Davel Communications Group, Inc. and Subsidiaries appearing in the 1995 Annual Report of the Company to its shareholders and accompanying the schedules included in the Annual Report on Form 10-K for the year ended December 31, 1995, which are incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.


KERBER, ECK & BRAECKEL LLP

Springfield, Illinois
February 7, 1997